Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the combined Statement of Additional Information dated December 29, 2022.

We also consent to the incorporation by reference of our reports dated October 25, 2022, with respect to the financial statements and financial highlights of SSGA Funds (comprising State Street S&P 500 Index Fund and State Street International Stock Selection Fund) included in their Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2022, into this Post-Effective Amendment No. 164 to the Registration Statement (Form N-1A, File No. 33-19229), filed with the Securities and Exchange Commission.

Ernst & Young LLP

Boston, Massachusetts

December 19, 2022